Exhibit 99.1
News from Xerox Holdings Corporation

                                            Xerox Holdings Corporation                                                                                             201 Merritt 7                                                        Norwalk, CT 06851-1056

Xerox Releases First-Quarter Results
Company sees improving page volumes and record backlog; profits impacted by rising costs

Financial Summary
•$1.67 billion of revenue, down 2.5 percent year-over-year or 0.7 percent in constant currency.
•GAAP (loss) earnings per share (EPS) of $(0.38), down $0.56 year-over-year, and adjusted (loss) per share of $(0.12), down $0.34 year-over-year.
•Pre-tax margin of (5.3) percent, down 840 basis points, and adjusted operating margin of (0.2) percent, down 540 basis points year-over-year.
•$66 million of operating cash flow, down $51 million year-over-year.
•$50 million of free cash flow, down $50 million year-over-year.

NORWALK, Conn., April 21, 2022 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2022 first-quarter results.

“Revenue was in line with expectations this quarter despite an increasingly volatile operating environment,” said Xerox Vice Chairman and CEO John Visentin. “Underlying demand for our products and services remains strong, as indicated by our growing backlog and growth in post-sale revenue. Broad-based inflationary pressure and increased logistics costs from supply chain disruption resulted in an operating loss, but we expect to offset most of these cost increases over time with price actions and additional Project Own It savings. We remain focused on executing the strategic roadmap presented at our Investor Day in February and are committed to monetizing our investments in new businesses in ways that maximize shareholder value.”

First-Quarter Key Financial Results

(in millions, except per share data)	Q1 2022	Q1 2021	B/(W) YOY	% Change YOY
Revenue	$1,668	$1,710	$(42)	(2.5) % AC (0.7) % CC1
Gross Margin	31.8%	35.7%	(390) bps
RD&E %	4.7%	4.3%	(40) bps
SAG %	27.3%	26.2%	(110) bps
Pre-Tax (Loss) Income	$(89)	$53	$(142)	NM
Pre-Tax (Loss) Income Margin	(5.3)%	3.1%	(840) bps
Operating (Loss) Income - Adjusted[1]	$(3)	$89	$(92)	NM
Operating (Loss) Income Margin - Adjusted[1]	(0.2)%	5.2%	(540) bps
GAAP (Loss) Earnings per Share	$(0.38)	$0.18	$(0.56)	NM
(Loss) Earnings Per Share - Adjusted[1]	$(0.12)	$0.22	$(0.34)	NM
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the     reported GAAP measures.

Beginning in the first quarter of 2022, the Company made a change to its reportable segments from one reportable segment to two reportable segments - Print and Other, and Financing (FITTLE). The Financing segment reporting is partly the result of the stand-up of this business in 2021.

First-Quarter Segment Results

(in millions)	Q1 2022	Q1 2021	B/(W) YOY	% Change YOY
Revenue
Print and Other	$1,550	$1,581	$(31)	(2.0)%
Financing (FITTLE)	158	180	(22)	(12.2)%
Intersegment Elimination[1]	(40)	(51)	11	(21.6)%
Total Revenue	$1,668	$1,710	$(42)	(2.5)%
(Loss) Profit
Print and Other	$(20)	$71	$(91)	NM
Financing (FITTLE)	17	18	(1)	(5.6)%
Total (Loss) Profit	$(3)	$89	$(92)	NM
___________
(1) Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other Segment for the lease of Xerox equipment placements.

2022 Guidance
We are maintaining our revenue and cash flow guidance for 2022. Our guidance assumes that in the second half of the year supply chain disruption will begin to subside and return to office trends will continue to improve. Our free cash flow guidance excludes payments associated with this quarter’s one-time product supply contract termination charge.
•Revenue of at least $7.1 billion in actual currency.
•Free cash flow of at least $400 million.
•Return at least 50% of free cash flow to shareholders.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating (loss) income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects pandemics, such as the COVID-19 pandemic, on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; reliance on third parties, including subcontractors, for manufacturing of products and provision of services and the shared service arrangements entered into by us as part of Project Own It; our ability to attract and retain key personnel; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts or that cyberattacks could result in a shutdown of our systems; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring and transformation actions; our ability to manage changes in the printing environment like the decline in the volume of printed pages and extension of equipment placements; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing and access to credit markets; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; and any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation. Additional risks that may affect Xerox’s operations and other factors are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation's and Xerox Corporations combined 2021 Annual Report on Form 10-K and combined Quarterly Reports on Form 10-Q, as well as in Xerox Holdings Corporation’s and Xerox Corporation’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
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Xerox® is a trademark of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2022	2021
Revenues
Sales	$592	$602
Services, maintenance and rentals	1,023	1,053
Financing	53	55
Total Revenues	1,668	1,710
Costs and Expenses
Cost of sales	435	420
Cost of services, maintenance and rentals	679	651
Cost of financing	24	28
Research, development and engineering expenses	78	74
Selling, administrative and general expenses	455	448
Restructuring and related costs, net	18	17
Amortization of intangible assets	11	15
Other expenses, net	57	4
Total Costs and Expenses	1,757	1,657
(Loss) Income before Income Taxes & Equity Income(1)	(89)	53
Income tax (benefit) expense	(31)	14
Equity in net income of unconsolidated affiliates	1	—
Net (Loss) Income	(57)	39
Less: Net loss attributable to noncontrolling interests	(1)	—
Net (Loss) Income Attributable to Xerox Holdings	$(56)	$39

Basic (Loss) Earnings per Share	$(0.38)	$0.18
Diluted (Loss) Earnings per Share	$(0.38)	$0.18
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(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2022	2021
Net (Loss) Income	$(57)	$39
Less: Net loss attributable to noncontrolling interests	(1)	—
Net (Loss) Income Attributable to Xerox Holdings	(56)	39

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(72)	(51)
Unrealized losses, net	(11)	(7)
Changes in defined benefit plans, net	39	55
Other Comprehensive Loss, Net Attributable to Xerox Holdings	(44)	(3)

Comprehensive (Loss) Income, Net	(101)	36
Less: Comprehensive loss, net attributable to noncontrolling interests	(1)	—
Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	$(100)	$36

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$1,681	$1,840
Accounts receivable (net of allowance of $63 and $58, respectively)	807	818
Billed portion of finance receivables (net of allowance of $3 and $4, respectively)	89	94
Finance receivables, net	1,023	1,042
Inventories	732	696
Other current assets	234	211
Total current assets	4,566	4,701
Finance receivables due after one year (net of allowance of $117 and $114, respectively)	1,893	1,934
Equipment on operating leases, net	254	253
Land, buildings and equipment, net	350	358
Intangible assets, net	240	211
Goodwill	3,300	3,287
Deferred tax assets	528	519
Other long-term assets	1,951	1,960
Total Assets	$13,082	$13,223
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,450	$650
Accounts payable	1,183	1,069
Accrued compensation and benefits costs	258	239
Accrued expenses and other current liabilities	878	871
Total current liabilities	3,769	2,829
Long-term debt	2,821	3,596
Pension and other benefit liabilities	1,359	1,373
Post-retirement medical benefits	247	277
Other long-term liabilities	473	481
Total Liabilities	8,669	8,556

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	156	168
Additional paid-in capital	1,560	1,802
Treasury stock, at cost	(32)	(177)
Retained earnings	5,532	5,631
Accumulated other comprehensive loss	(3,032)	(2,988)
Xerox Holdings shareholders’ equity	4,184	4,436
Noncontrolling interests	5	7
Total Equity	4,189	4,443
Total Liabilities and Equity	$13,082	$13,223

Shares of common stock issued	156,358	168,069
Treasury stock	(1,508)	(8,675)
Shares of Common Stock Outstanding	154,850	159,394

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2022	2021
Cash Flows from Operating Activities
Net (loss) income	$(57)	$39

Adjustments required to reconcile Net (loss) income to Cash flows from operating activities
Depreciation and amortization	72	86
Provisions	19	20
Stock-based compensation	15	16
Restructuring and asset impairment charges	20	21
Payments for restructurings	(7)	(27)
Non-service retirement-related costs	(7)	(20)
Contributions to retirement plans	(38)	(41)
Decrease in accounts receivable and billed portion of finance receivables	13	92
Increase in inventories	(31)	(18)
Increase in equipment on operating leases	(36)	(28)
Decrease in finance receivables	41	37
(Increase) decrease in other current and long-term assets	(1)	18
Increase (decrease) in accounts payable	111	(31)
Increase (decrease) in accrued compensation	22	(10)
Decrease in other current and long-term liabilities	(43)	(35)
Net change in income tax assets and liabilities	(39)	6
Net change in derivative assets and liabilities	7	3
Other operating, net	5	(11)
Net cash provided by operating activities	66	117
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(16)	(17)
Acquisitions, net of cash acquired	(54)	—
Other investing, net	(5)	—
Net cash used in investing activities	(75)	(17)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	22	(95)
Dividends	(46)	(54)
Payments to acquire treasury stock, including fees	(113)	(162)
Other financing, net	(12)	(7)
Net cash used in financing activities	(149)	(318)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	10	(12)
Decrease in cash, cash equivalents and restricted cash	(148)	(230)
Cash, cash equivalents and restricted cash at beginning of period	1,909	2,691
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,761	$2,461

First Quarter 2022 Overview
During the first quarter 2022, our business faced several challenges. Supply constraints continued to inhibit our ability to fulfill demand, resulting in the growth of our backlog1 to $422 million, a 21% sequential increase and nearly three times prior year period's levels. As demand and backlog grow, we are focused on maintaining our levels of client satisfaction. We continue to expect supply chain constraints to begin easing in the second half of the year. We did see slight improvements in page volumes and volume-driven post sale revenue in the first quarter 2022, particularly in March as the Omicron variant waned and more employees returned back to the office. Third-party2 data points to gathering momentum in return to office trends. We expect progressive improvement in workplace attendance each month and a broader return of employees to the office in the second half of the year. Lastly, in the first quarter 2022, we also saw an acceleration of inflationary pressure on costs throughout our business, particularly for logistics and labor. We have enacted a series of price increases and currently expect to offset these inflation-related cost increases over time as we enforce price adjustments within our contractual business and further rationalize our cost base. With respect to the war in Ukraine, we halted shipments to Russia when sanctions were imposed. The resulting financial impact has thus far been minimal. The Eurasian region in total comprised a low single digit percentage of our revenue and operating profits in 2021. Despite these uncertainties, we are maintaining our revenue and cash flow outlook, as we continue to expect supply chain constraints and return to office trends to improve in the second half of the year, and we are implementing counteractive measures in response to geopolitical uncertainty and inflationary pressures.

Reportable Segment Change
Beginning in the first quarter of 2022, the Company made a change to its reportable segments from one reportable segment to two reportable segments - Print and Other, and Financing (FITTLE) to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, prior period reportable segment results and related disclosures have been conformed to reflect the Company’s current reportable segments.

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(1)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT services offerings. First quarter 2022 backlog of $422 million excludes sales orders from Russia and Powerland Computers, Ltd., which was acquired in the first quarter of 2022.
(2)Third party data is from Kastle Systems U.S. offices badge swipe data metric.

Financial Review
Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2022	2021	% Change	CC % Change	2022	2021
Equipment sales	$314	$381	(17.6)%	(16.1)%	19%	22%
Post sale revenue	1,354	1,329	1.9%	3.7%	81%	78%
Total Revenue	$1,668	$1,710	(2.5)%	(0.7)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$592	$602	(1.7)%	0.1%
Less: Supplies, paper and other sales	(278)	(221)	25.8%	28.0%
Equipment Sales	$314	$381	(17.6)%	(16.1)%

Services, maintenance and rentals	$1,023	$1,053	(2.8)%	(1.1)%
Add: Supplies, paper and other sales	278	221	25.8%	28.0%
Add: Financing	53	55	(3.6)%	(2.5)%
Post Sale Revenue	$1,354	$1,329	1.9%	3.7%

Segments
Print and Other	$1,550	$1,581	(2.0)%		93%	92%
Financing (FITTLE)	158	180	(12.2)%		9%	11%
Intersegment elimination (1)	(40)	(51)	(21.6)%		(2)%	(3)%
Total Revenue(2)	$1,668	$1,710	(2.5)%		100%	100%

Go-to-Market Operations
Americas	$1,071	$1,076	(0.5)%	(0.4)%	64%	63%
EMEA	554	587	(5.6)%	(0.8)%	33%	34%
Other	43	47	(8.5)%	(8.5)%	3%	3%
Total Revenue(2)	$1,668	$1,710	(2.5)%	(0.7)%	100%	100%
`____________________________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2022	2021	B/(W)
Gross Profit	$530	$611	$(81)
RD&E	78	74	(4)
SAG	455	448	(7)

Equipment Gross Margin	20.4%	27.9%	(7.5)	pts.
Post sale Gross Margin	34.4%	38.0%	(3.6)	pts.
Total Gross Margin	31.8%	35.7%	(3.9)	pts.
RD&E as a % of Revenue	4.7%	4.3%	(0.4)	pts.
SAG as a % of Revenue	27.3%	26.2%	(1.1)	pts.

Pre-tax (Loss) Income	$(89)	$53	$(142)
Pre-tax (Loss) Income Margin	(5.3)%	3.1%	(8.4)	pts.

Adjusted(1) Operating (Loss) Profit	$(3)	$89	$(92)
Adjusted(1) Operating (Loss) Income Margin	(0.2)%	5.2%	(5.4)	pts.
____________________________
(1) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2022	2021
Non-financing interest expense	$29	$24
Interest income	(1)	(1)
Non-service retirement-related costs	(7)	(20)
Currency losses, net	—	2
Contract termination costs - product supply	33	—
All other expenses, net	3	(1)
Other expenses, net	$57	$4

Segment Review

	Three Months Ended March 31,
(in millions)	External Net Revenue	Intersegment Net Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment (Loss) Profit	Segment Margin(2)
2022
Print and Other	$1,513	$37	$1,550	91%	$(20)	(1.3)%
Financing (FITTLE)	155	3	158	9%	17	11.0%
Total	$1,668	$40	$1,708	100%	$(3)	(0.2)%

2021
Print and Other	$1,533	$48	$1,581	90%	$71	4.6%
Financing (FITTLE)	177	3	180	10%	18	10.2%
Total	$1,710	$51	$1,761	100%	$89	5.2%
_____________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external net revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended March 31,
(in millions)	2022	2021	% Change
Equipment sales	$309	$373	(17.2)%
Post-sale revenue	1,204	1,160	3.8%
Intersegment net revenue (1)	37	48	(22.9)%
Total Print and Other Revenue	$1,550	$1,581	(2.0)%
___________________________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2022	2021	% Change	CC % Change	2022	2021
Entry	$61	$68	(10.3)%	(7.6)%	19%	18%
Mid-range	194	238	(18.5)%	(17.1)%	62%	63%
High-end	54	70	(22.9)%	(21.0)%	17%	18%
Other	5	5	—%	—%	2%	1%
Equipment Sales (1),(2)	$314	$381	(17.6)%	(16.1)%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes $5 million of equipment sales related to the Financing (FITTLE) segment.

Financing (FITTLE)
Financing (FITTLE) represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended March 31,
(in millions)	2022	2021	% Change
Equipment sales	$5	$8	(37.5)%
Financing	53	55	(3.6)%
Other Post-sale revenue (1)	97	117	(17.1)%
Intersegment net revenue	3	—	NM
Total Financing (FITTLE) Revenue	$158	$180	(12.2)%
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(1)Other Post-sale revenue includes operating lease/rental revenues as well as lease renewal and fee income.

2021 Segment Review
The following are our 2021 results that correspond, for comparison purposes, to the new segment reporting in 2022.

(in millions)	External Net Revenue	Intersegment Net Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
Q1 2021
Print and Other	$1,533	$48	$1,581	90%	$71	4.6%
Financing (FITTLE)	177	3	180	10%	18	10.2%
Total	$1,710	$51	$1,761	100%	$89	5.2%

Q2 2021
Print and Other	$1,619	$53	$1,672	90%	$111	6.9%
Financing (FITTLE)	174	3	177	10%	15	8.6%
Total	$1,793	$56	$1,849	100%	$126	7.0%

Q3 2021
Print and Other	$1,590	$46	$1,636	91%	$50	3.1%
Financing (FITTLE)	168	3	171	9%	24	14.3%
Total	$1,758	$49	$1,807	100%	$74	4.2%

Q4 2021
Print and Other	$1,613	$46	$1,659	91%	$61	3.8%
Financing (FITTLE)	164	3	167	9%	25	15.2%
Total	$1,777	$49	$1,826	100%	$86	4.8%

2021
Print and Other	$6,355	$193	$6,548	90%	$293	4.6%
Financing (FITTLE)	683	12	695	10%	82	12.0%
Total	$7,038	$205	$7,243	100%	$375	5.3%
_____________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external net revenue only.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially.
Such factors include but are not limited to: the effects pandemics, such as the COVID-19 pandemic, on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; reliance on third parties, including subcontractors, for manufacturing of products and provision of services and the shared service arrangements entered into by us as part of Project Own It; our ability to attract and retain key personnel; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts or that cyberattacks could result in a shutdown of our systems; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring and transformation actions; our ability to manage changes in the printing environment like the decline in the volume of printed pages and extension of equipment placements; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing and access to credit markets; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; and any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation.
Additional risks that may affect Xerox’s operations and other factors are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation's and Xerox Corporations combined 2021 Annual Report on Form 10-K and combined Quarterly Reports on Form 10-Q, as well as in Xerox Holdings Corporation’s and Xerox Corporation’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2022 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net (Loss) Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
•Other discrete, unusual or infrequent items: We exclude these items, when applicable, given their discrete, unusual or infrequent nature and their impact on our results for the period.
◦Contract termination cost - product supply
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.

Adjusted Operating (Loss) Income and Margin
We calculate and utilize adjusted operating (loss) income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net (Loss) Income and EPS reconciliation:

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
(in millions, except per share amounts)	Net Loss	EPS	Net Income	EPS
Reported(1)	$(56)	$(0.38)	$39	$0.18
Adjustments:
Restructuring and related costs, net	18		17
Amortization of intangible assets	11		15
Non-service retirement-related costs	(7)		(20)
Contract termination costs - product supply	33		—
Income tax on adjustments(2)	(13)		(4)
Adjusted	$(14)	$(0.12)	$47	$0.22

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		156		198
Fully diluted shares at end of period(4)		155
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(1)Net (loss) income and EPS attributable to Xerox Holdings.
(2)Refer to Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with Xerox Holdings Corporation's Series A Convertible preferred stock.
(4)Represents common shares outstanding at March 31, 2022 and excludes potential dilutive common shares used for the calculation of adjusted diluted EPS for the first quarter 2022 as well as shares associated with our Series A convertible preferred stock, all of which were anti-dilutive for the first quarter 2022.

Effective Tax Rate reconciliation:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
(in millions)	Pre-Tax Loss	Income Tax Benefit	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(89)	$(31)	34.8%	$53	$14	26.4%
Non-GAAP Adjustments(2)	55	13		12	4
Adjusted(3)	$(34)	$(18)	52.9%	$65	$18	27.7%

____________________________
(1)Pre-tax (loss) income and income tax (benefit) expense.
(2)Refer to Net (Loss) Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax (Loss) Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.
Operating (Loss) Income and Margin reconciliation:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
(in millions)	Loss	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(89)	$1,668	(5.3)%	$53	$1,710	3.1%
Adjustments:
Restructuring and related costs, net	18			17
Amortization of intangible assets	11			15
Other expenses, net	57			4
Adjusted	$(3)	$1,668	(0.2)%	$89	$1,710	5.2%
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(1) Pre-tax (loss) income.

Free Cash Flow reconciliation:

	Three Months Ended March 31,
(in millions)	2022	2021
Reported(1)	$66	$117
Less: capital expenditures	(16)	(17)
Free Cash Flow	$50	$100
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(1)Net cash provided by operating activities.

Guidance:
Cash Flow

(in millions)	FY 2022
Operating Cash Flow (1)	At least $475
Less: capital expenditures	(75)
Free Cash Flow	At least $400
____________________________
(1)Net cash provided by operating activities.
NOTE: Free cash flow guidance excludes payments associated with a first quarter 2022 contract termination charge.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended March 31,
	2022	2021
Basic (Loss) Earnings per Share:
Net (loss) income attributable to Xerox Holdings	$(56)	$39
Accrued dividends on preferred stock	(4)	(4)
Adjusted net (loss) income available to common shareholders	$(60)	$35
Weighted average common shares outstanding	156,362	195,985

Basic (Loss) Earnings per Share	$(0.38)	$0.18

Diluted (Loss) Earnings per Share:
Net (Loss) Income attributable to Xerox Holdings	$(56)	$39
Accrued dividends on preferred stock	(4)	(4)
Adjusted net (loss) income available to common shareholders	$(60)	$35
Weighted average common shares outstanding	156,362	195,985
Common shares issuable with respect to:
Stock Options	—	—
Restricted stock and performance shares	—	2,181
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	156,362	198,166

Diluted (Loss) Earnings per Share	$(0.38)	$0.18

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	612	693
Restricted stock and performance shares	6,470	5,327
Convertible preferred stock	6,742	6,742
Total Anti-Dilutive Securities	13,824	12,762

Dividends per Common Share	$0.25	$0.25

APPENDIX II
Xerox Holdings Corporation
Reportable Segments and Geographic Sales Channels

Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate.
During 2021 we progressed with the standing up of three new businesses: Software (CareAR), Financing (FITTLE) and Innovation (PARC). As a result of this effort, in first quarter 2022, we reassessed our operating and reportable segments and determined that based on the financial information reviewed by our chief operating decision maker (CODM), who is the Chief Executive Officer (CEO), as well as the CEO’s management and assessment of the Company’s operations, we had two operating and reportable segments.

Reportable Segments - Our reportable segments are aligned to our primary business operations and consist of the following:
•Print and Other - the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.
•Financing (FITTLE) - a financing solutions business primarily providing financing for the sales of our equipment and services.
We also determined that the other businesses, Software and Innovation, did not meet the requirements to be considered separate operating segments largely due to their continued management through the Print and Other segment as well as their immateriality to our results at this stage. Accordingly, those groups will continue to be reported as part of the Print and Other segment.

Product Groups - Our Equipment Sale groupings are as follows:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

Sales Channels - We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels. These sales channels consist of the following:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to Fuji Xerox as well as royalties and licensing revenue.
These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.